Exhibit 10.1

H.B. FULLER COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN 11—2008

Second Declaration of Amendment

Pursuant to Section 6.10 of the H.B. Fuller Company Supplemental Executive Retirement Plan 11—2008 (the “Plan”), the Company hereby amends the Plan effective June 1, 2011, as follows:

1. Each reference in the Plan to the H.B. Fuller Company Retirement Plan shall be replaced with the “H.B. Fuller Legacy Pension Plan.”

2. Subsection A of Section 3.3 is amended by removing “and” at the end of paragraph (3), replacing the “.” at the end of paragraph (4) with “; and” and adding a new paragraph (5) to read as follows:

(5) with respect to any Participant who accrues an additional benefit under this Plan on and after June 1, 2011, the annual amount determined by converting the nominal account offset balance (as defined below) as of the commencement date of the benefit under this Plan into an actuarial equivalent annuity payable annually for the life of the Participant starting as of such commencement date. The “nominal account offset balance” for this purpose means the balance that the Participant would have in his/her Nonelective Contribution Account under the H.B. Fuller Company 401 (k) & Retirement Plan based upon Nonelective Contributions made on and after June 1, 2011 if such account were credited with such contributions and eamings at an annual rate of seven percent (7%) (disregarding the actual eamings or losses on such account). “Actuarial equivalence” shall be determined using the standards specified in Section 6.2.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer.

Dated: May 31, 2011

H.B. FULLER COMPANY

/s/ James. J. Owens
President and Chief Executive Officer

ATTEST:

/s/ T. J. Keenan
Secretary or Assistant Secretary